EXHIBIT 10.31

                 CONSOLIDATED FREIGHTWAYS, INC.

                  SUPPLEMENTAL RETIREMENT PLAN

       (As amended and restated effective January 1, 1990)


                            Preamble

          Consolidated Freightways, Inc. (the "Company") hereby amends and restates the Consolidated Freightways, Inc. Supplemental Retirement Plan (the "Plan") for the purpose of providing key executives of the company with retirement benefits in excess of those benefits provided under the Consolidated Freightways, Inc. Retirement Plan, as amended and restated effective January 1, 1990 and the Consolidated Freightways, Inc. Pension Plan, as amended and restated effective January 1, 1988. This Plan is effective January 1, 1990.


                            SECTION 1

                  DEFINITIONS AND CONSTRUCTION

          Except as follows or as otherwise provided, all capitalized terms used in this Plan have the same meanings as in the Retirement Plan.


          1.1  Adjusted Pension Accrued Benefit means a
     Participant's Accrued Benefit under the Pension Plan calculated (i) without regard to the limitations imposed by Code Section 415 or Section 14 of the Pension Plan and (ii) using Supplemental Basic Compensation in lieu of Basic
     Compensation.

          1.2 Adjusted Retirement Accrued Benefit means a Participant's Accrued Benefit under the retirement Plan calculated (i) without regard to the limitations imposed by Code Section 415 or Section 14 of the retirement Plan, (ii) using Supplemental Basic Compensation in lieu of Basic Compensation.

          1.3 Excess Accrued Benefit has the same meaning as under the Excess Benefit Plan.

          1.4  Excess Benefit Plan means the Consolidated
     Freightways, Inc. Excess Benefit Plan.

          1.5 Pension Accrued Benefit has the same meaning as "Accrued Benefit" under the Pension Plan.

          1.6  Pension Plan means the Consolidated Freightways,
     Inc. Pension Plan.

          1.7 Retirement Accrued Benefit has the same meaning as "Accrued Benefit" under the Retirement Plan.

          1.8 Retirement Plan means the Consolidated Freightways, Inc. Retirement Plan.

          1.9  Supplemental Basic Compensation means a
     Participant's Basic Compensation increased to include (i) any compensation that would have been included in Basic Compensation but for the limitations imposed by Section 401(a)(17); and (ii) any compensation deferred by the Participant pursuant to a nonqualified deferral arrangement that, but for such arrangement, would have been included in Basic Compensation. In the case of compensation described in
     (i), it shall be included in the year paid, and in the case of compensation described in (ii), it shall be included in the year in which it would have been paid but for such deferral.


                           SECTION II

                          PARTICIPATION

          The persons entitled to benefits under this plan are those Participants who are credited with an Hour or Service on or after January 1, 1987, and either (i) have elected to defer compensation under the Company's Incentive Compensation/Stock Appreciation Rights Plan or other nonqualified deferral arrangement, or (ii) have Basic Compensation in excess of the limit imposed by Code Section 401(a)(17) for any Plan Year beginning after 1988.


                           SECTION III

                             VESTING

          A Participant's benefit under this Plan shall become nonforfeitable when the Participant's Accrued Benefit becomes nonforfeitable.


                           SECTION IV

                       AMOUNT OF BENEFITS

          A Participant's benefit under the Plan shall be the sum of his Adjusted Retirement Accrued Benefit and his Adjusted Pension Accrued Benefit reduced by the sum of his Excess Accrued Benefit and Retirement Accrued Benefit and Pension Accrued Benefit.


                            SECTION V

                       PAYMENT OF BENEFITS

          5.1 Any benefit payable pursuant to this Plan shall be paid at the same time and in the same manner as benefits are payable to the Participant under the Retirement Plan.

          5.2 If a Participant dies before benefits commence under the Retirement Plan, the Participant's spouse shall be entitled to a survivor benefit equal to (i) the applicable survivor benefit provided in Section 11.2 of the Retirement Plan calculated for this purpose using the Participant's Supplemental Basic Compensation in lieu of his Basic Compensation and without regard to Section 415 of the Code and
     Section 14 of the Retirement Plan, reduced by (ii) the sum of
     (A) the survivor benefit paid to the spouse pursuant to
     Section 5.2 of the Excess Benefit Plan and (B) the applicable survivor benefit paid to the spouse pursuant to Section 11.2 of the retirement Plan and the Section 11.2 of the Pension Plan. Survivor benefits under this Plan shall be paid at the same time and in the same manner as benefits are paid under
     Section 11.2 of the Retirement Plan and Section 11.2 of the
     Pension Plan.

          5.3 If a Participant dies after benefits under this Plan commence, survivor benefits, if any, shall be paid in accordance with the form of benefit being paid to the Participant.


                           SECTION VI

                    AMENDMENT AND TERMINATION

          The Board of Directors of the Company shall have the authority to amend or terminate this Plan at any time and from time to time, in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the benefits under this Plan of a Participant who would be entitled to benefits under this Plan (whether or not payment would be deferred) if he terminated employment or died on the date of such amendment.


                           SECTION VII

                    MISCELLANEOUS PROVISIONS

          7.1  PLAN ADMINISTRATION

          The general administration of this Plan shall be the responsibility of the Committee. The Committee is authorized to delegate its responsibilities to an administrator or an administrative committee. All actuarial determinations shall be made by the actuary for the Retirement Plan, and the Committee shall be entitled to rely on the determinations of such actuary as conclusive for purposes of determining benefit entitlements under this Plan.

          7.2  No Employment Contract

          The adoption of this plan is not a contract between any employer and any employee, nor does it give any employee any right to continue employment with any employer, or interfere with the right of any employer to discharge any employee with or without cause.



          7.3  Non-Alienation of Benefits

          No benefit payable under this Plan may be assigned, pledged, mortgaged, or hypothecated, or shall be subject to legal process or attachment for the payment of claims of any creditor of a Participant or the surviving spouse of a Participant.

          7.4  No Funding Obligation

          This Plan shall not be construed to require the Company to fund any of the benefits payable under this Plan nor to require the establishment of a trust. The Company, in its sole discretion, may make such arrangements as it desires to provide for the payment of any benefits hereunder, and no person shall have any claim against a particular fund or asset owned by the Company or in which it has an interest to secure the payment of the Company's obligations hereunder.

          7.5  Governing Law

          The provisions of this Plan shall be construed according to the laws of the State of California.

     Dated:  March 26, 1991        CONSOLIDATED FREIGHTWAYS, INC.


                                   By  /s/John M. Kelly
                                   Its Senior Vice President,
                                       General Counsel and
                                       Secretary